CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated April 25, 2013, accompanying the financial statements of Quality Municipals Income Trust, 32nd Limited Maturity Series (included in Van Kampen Unit Trusts, Municipal Series 944) as of December 31, 2012, and for the period from January 5, 2011 (date of deposit) through December 31, 2011 and for the year ended December 31, 2012 and the financial highlights for the period from January 5, 2011 (date of deposit) through December 31, 2011 and for the year ended December 31, 2012, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-169904) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
April 25, 2013